                                                                    Exhibit 4(a)

                   INVESTMENT MANAGEMENT SERVICES AGREEMENT

                                    Between

                  THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

                                      And

                   LINCOLN NATIONAL VARIABLE ANNUITY FUND A

     1. The Lincoln National Life Insurance Company (the Company) agrees to provide investment management services to Lincoln National Variable Annuity Fund A (the Fund), a segregated investment account of the Company created by the Company's Board of Directors on September 16, 1966, pursuant to Indiana Insurance Law. For such services, the Company will receive an amount per weekly valuation period, including any partial period necessary for a valuation period to end on the last market day in the calendar year, of .0061% (.323% on an annual basis) of the value of the assets of the Fund at the beginning of each valuation period.

     2. In performing investment management services, the Company shall serve as manager of the Fund and shall continuously provide the Board of Managers of the Fund with an investment program for its approval or rejection; if rejected, the Company shall submit another program for consideration. Following the approval of such an investment program by the Board of Managers, such steps as shall be required to implement the program shall be taken.

     3. This Agreement shall continue in effect through May 15, 1973, unless sooner terminated. It shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually (a) by the Board of Managers, or (b) by affirmative vote of a majority of the votes which may be cast by all Contract Owners. In addition, the terms of this Agreement and any renewal thereof must be approved by the vote of a majority of the Board of Managers, who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

     4. This Agreement shall immediately terminate in the event of its assignment. In addition, it may be terminated at any time, on not more than 60 days' written notice to the Company, without payment of any penalty, by the Board of Managers or by Contract Owners casting a majority of the votes which may be cast by all Contract Owners.

     5. This Agreement may not be terminated by the Company without the prior approval of a new investment advisory agreement by Contract Owners casting a majority of the votes which may be cast by all Contract Owners.

     6. The terms "assignment" and "interested persons" when used herein shall have the meanings specified in the Investment Company Act of 1940, as now in effect and as from time to time amended.
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                                                                    Exhibit 4(a)

     7. This Agreement may not be amended in any manner by the Company without the prior approval of Contract Owners casting a majority of the votes which may be cast by all Contract Owners.

     8. This Agreement shall be and is subject to and under the provisions of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

     9. This Agreement shall become effective immediately upon termination of the Investment Management Services Agreement between the Company and the Fund dated May 21, 1968, provided this Agreement has been approved by a majority of the votes which may be cast by all Contract Owners.

Executed May 16, 1972.

ATTEST:                                 THE LINCOLN NATIONAL LIFE
                                        INSURANCE COMPANY


                                        By
-----------------------------              -----------------------------
Secretary                                       President


ATTEST:                                 LINCOLN NATIONAL VARIABLE
                                        ANNUITY FUND B


                                        By
-----------------------------              -----------------------------
Secretary                                       Chairman